October 28, 2025

James Advantage Funds

1349 Fairground Road

Xenia, Ohio 45385

Re: James Advantage Funds

1933 Act File No. 333-37277 - Post Effective Amendment No. 57

1940 Act File No. 811-8411 - Amendment No. 58

filed with the Securities and Exchange Commission on October 28, 2025

each such amendment to the Registration Statement of the Trust on Form N-1A

Ladies and Gentlemen:

We have acted as counsel for James Advantage Funds, an Ohio statutory trust (the “Registrant”), in connection with the registration by the Registrant of its shares of beneficial interest, no par value (the “Shares”), of the funds listed on Exhibit A attached hereto, each a series of the Registrant (the “Funds”) described in the above-referenced filing (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”).

The Registrant is authorized to issue an unlimited number of Shares. The Board of Trustees of the Registrant (the “Board”) has the power to classify and reclassify any unissued shares of beneficial interest into one or more classes of shares and to classify or reclassify any class of shares into one or more series of shares. You have asked for our opinion on certain matters relating to the Shares. The Board has previously authorized the issuance of the Shares to the public.

We have reviewed (i) the Registrant’s Agreement and Declaration of Trust, as amended (the “Declaration of Trust”), (ii) the Registrant’s Bylaws (the “Bylaws” and together with the Declaration of Trust, the “Governing Documents”), (iii) resolutions adopted by the Board (the “Resolutions”), (iv) a printer’s proof of the Registration Statement dated October 28, 2025, (v) a certificate executed by the Secretary of the Registrant, certifying as to, and attaching copies of, the Registrant’s Governing Documents and Resolutions authorizing the issuance of the Shares of the Funds, (vi) certificates of public officials, and (vii) such other legal and factual matters as we have considered necessary.

This opinion is based exclusively on the laws of the State of Ohio and the federal law of the United States of America. The opinions expressed in this opinion letter are based on the facts in existence and the laws in effect on the date hereof and are limited to the Ohio Revised Code and the provisions of the Investment Company Act of 1940 (the “1940 Act”) that are applicable to equity securities issued by open-end investment companies. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws. We express no opinion with respect to any other laws.

We have also assumed the following for this opinion:

1.                   The Governing Documents and the Resolutions authorizing the issuance of the Shares have not been amended, modified, or withdrawn and will be in full force and effect on the date of the issuance of the Shares.

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James Advantage Funds

October 28, 2025

2.                   The Shares have been, and will continue to be, issued in accordance with the Registrant’s Governing Documents, and the Resolutions relating to the creation, authorization and issuance of the Shares.

3.                   The Shares have been, or will be, issued against consideration therefor as described in the Registrant’s prospectuses relating thereto, and that such consideration was, or will be, per share in each case at least equal to the applicable net asset value.

4.                   Each document submitted to us is accurate and complete, the signatures on all original documents are genuine, all documents submitted to us as originals are authentic, all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies thereof conform to the original, and all documents are duly executed and delivered where due execution and delivery are prerequisites of the effectiveness thereof.

5.                   Any and all conditions established by the Resolutions to the authorization and issuance of the Shares will have been satisfied in full prior to, and in respect of, such issuance.

6.                   All natural persons identified to us have legal capacity, and persons identified to us as officers of the Registrant are actually serving in such capacity, and the representations of officers of the Registrant are correct as to matters of fact.

7.                   All applicable securities laws will be complied with and the Registration Statement with respect to the offering of the Shares will be effective.

8.                   The Registration Statement, as filed with the Securities and Exchange Commission, will be in substantially the form of the proof referred to above.

9.                   The Registrant is in compliance with the 1940 Act and such other laws and regulations.

We have not independently verified any of these assumptions.

Based on the foregoing, it is our opinion that: (i) the Shares have been duly authorized and, when sold as contemplated in the Registration Statement, including receipt by the Registrant of full payment for the Shares and compliance with the 1933 Act, the 1940 Act and applicable state law regulating the offer and sale of securities, will be validly issued Shares of the Registrant; and (ii) purchasers of the Shares will not have any obligation to make payments to the Registrant or its creditors (other than the purchase price for the Shares) or contributions to the Registrant or its creditors solely by reason of the purchasers’ ownership of the Shares.

This opinion is rendered solely in connection with the filing of the Registration Statement and supersedes any previous opinions of this firm in connection with the issuance of the Shares. This opinion is rendered solely for the benefit of the Registrant and its shareholders in connection with the Registration Statement and may not be otherwise quoted or relied upon by any other person, firm, corporation or other entity, without prior written consent.

James Advantage Funds

October 28, 2025

We hereby consent to the prospectus discussion of this opinion, the reproduction of this opinion as an exhibit, and being named in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/Davis Graham & Stubbs LLP
DAVIS GRAHAM & STUBBS LLP

James Advantage Funds

October 28, 2025

Exhibit A

List of Funds

James Aggressive Allocation Fund

James Balanced: Golden Rainbow Fund

James Micro Cap Fund

James Small Cap Fund